Exhibit 107
Calculation of Filing Fee Table
SC TO-I
(Form Type)
MARKETWISE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of Filing Fee(2)
Fees to be paid	$10,378,297.66	$0.0000927	$962.07
Fees previously paid
Total Transaction Valuation			$962.07
Total Fees Due for Filing			$962.07
Total Fee Offsets			—
Net Fee Due			$962.07
(1)The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. MarketWise, Inc. (the “Company”) is offering holders of a total of 30,979,993 public and private placement warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), outstanding as of August 17, 2022 the opportunity to exchange such warrants and receive 0.1925 shares of Class A common stock in exchange for each warrant. The transaction value was determined by using the average of the high and low prices of the public warrants as reported on The Nasdaq Global Market on August 12, 2022, which was $0.335 per warrant.
(2)The amount of the filing fee assumes that all outstanding warrants of the Company will be exchanged.